Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Executive Vice President and Chief Financial Officer 919-862-1000	G. Michael Freeman Associate Vice President, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS ACQUIRES LUMACAN™ FROM PHOTOCURE

RALEIGH, NC, October 20, 2010 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that the Company has acquired rights to Lumacan™ from Photocure (OSE: PHO), a Norwegian specialty pharmaceutical company. Lumacan is a novel agent designed to assist in the detection of precancerous and cancerous lesions in the colon. Salix and Photocure have entered into an agreement under which the two companies will collaborate in the development and commercialization of Lumacan. Salix now has an exclusive worldwide license to Lumacan, excluding the Nordic region.

Carolyn Logan, President and CEO, Salix Pharmaceuticals, stated, “After further development and, if approved by the FDA, Lumacan has the potential to significantly improve the earlier detection and diagnosis of colon cancer, with the possibility to innovate the way in which colorectal cancer screening is conducted today. We believe this groundbreaking agent could serve a strategic role in expanding our current bowel cleansing business and advancing our mission to provide healthcare providers with the most effective solutions in gastrointestinal disease.”

Lumacan is a novel agent intended for prescription use in colon cancer screening and diagnosis. Lumacan is based on the accumulation of a photosensitizer in the target cells that upon illumination generate fluorescence and as a result become easily identified. Lumacan contains hexamiolevulinate. Hexamiolevulinate is marketed in Europe for the detection of bladder cancer under the trademark Hexvix®. Currently hexamiolevulinate is approved by the FDA and will be marketed by GE Healthcare in the United States for the detection of bladder cancer under the trademark Cysview™.

“Colon cancer screening is conducted through the visual examination of the colon by means of standard “white-light” colonoscopy. However, the limitations of standard colonoscopy to detect lesions, particularly “flat lesions”, contribute to the need for agents designed to assist in the earlier detection of difficult-to-identify pre-cancerous and cancerous lesions, especially in high-risk patients,” stated Bill Forbes, Executive Vice President, Research and Development and Chief Development Officer, Salix. “Early stage research with Lumacan has demonstrated that administration via an enema formulation using “blue-light” colonoscopy identified approximately 65% more lesions compared to standard, or “white-light”, colonoscopy. Our hope is that the development of an easy-to-use, well-tolerated oral formulation of Lumacan, used in conjunction with standard colonoscopy, will provide an innovative approach to assist in the removal of additional high risk lesions that otherwise could go undetected using the current standard colonoscopy procedures. We believe the improved detection and diagnostic capabilities of Lumacan, especially in targeted high-risk and follow-up patients, has the potential to save lives.”

Patents for Lumacan provide intellectual property protection to 2019 and pending applications have the potential to extend protection to 2030. Upon marketing approval, Lumacan will be eligible for 3 years of exclusivity in the United States.

Salix will pay Photocure a $4.0 million upfront fee. Financial terms of the transaction are weighted on the successful regulatory approval and subsequent commercial success of Lumacan, with potential milestone payments totaling $126.5 million. Salix also will pay royalties on net sales and non-U.S. sublicense revenue. Salix will control and fund the worldwide development, registration and commercialization activities for Lumacan. Photocure will fund up to $3.0 million of formulation development activities.

Colon cancer is the third most frequently diagnosed cancer in the United States, excluding skin cancer. Colonoscopy is the key to early detection and prevention. Approximately 14 million colonoscopies are conducted annually in the United States, and it is estimated that U.S. annual peak prescription sales of Lumacan could exceed $500 million.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the unpredictable nature of the duration and results of regulatory review of new drug applications; reliance on collaborators; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our reliance on a limited number of products, particularly Xifaxan; our need to return to profitability; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.